EXHIBIT 4(b)


                      HANGER ORTHOPEDIC GROUP, INC. STOCK
                    OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


1. Purpose

     The purpose of this Stock Option Plan for Non-Employee Directors (the "Plan") of Hanger Orthopedic Group, Inc. (the "Company") is to increase the ownership interest in the Company of non-employee directors whose services are considered essential to the Company's continued progress and to provide a further incentive to serve as a director of the Company.


2. Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the selection of directors to receive options under the Plan, the number of shares of stock subject to any such options or the purchase price thereunder, or the time or times at which options may be granted or exercised, and provided further that the Committee shall not have the authority to alter or amend the Plan or to take any action or make any determination that would materially increase the benefits accruing to participants under the Plan. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders and persons granted options under the Plan.


3. Participation in the Plan

     Directors of the Company who are not employees of the Company or any affiliate of the Company shall be eligible to participate in the Plan ("Eligible Directors").


4. Shares Subject to the Plan

     Subject to adjustment as provided in Section 7, an aggregate of 250,000 shares of Company common stock, par value $.01 per share, (the "Stock") shall be available for issuance upon the exercise of options granted under the Plan. The shares of Stock deliverable upon the exercise of options may be made available from


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authorized but unissued shares or shares reacquired by the Company,  including shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan. No shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to paragraph (f) of Section 6 shall become available for the grant of other options under the Plan.


5. Non-Statutory Stock Options

     All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended.


6. Terms, Conditions and Form of Options

     Each option granted under this Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

          (a) Option Grant Dates. Options to purchase 5,000 shares of Stock (as adjusted pursuant to Section 7) shall be granted automatically on an annual basis to each Eligible Director as of the third business day following the date of each Annual Meeting of Stockholders of the Company at which the Eligible Director is elected.

          (b) Purchase Price. The purchase price per share of Stock for which each option is exercisable shall be 100% of the fair market value per share of Stock on the date the option is granted, which shall be the closing per-share price of the Stock as reported on the American Stock Exchange.

          (c) Exercisability and Term of Options. Each option granted under the Plan will become exercisable and mature in four equal annual installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option granted under the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

          (d) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of total and permanent disability or death as set forth in paragraph (e) hereof, the then outstanding options of such holder shall expire

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     three months after such termination.

          (e) Disability or Death. In the event of termination of service by reason of the total and permanent disability of the holder of any option, each of the then outstanding options of such holder will continue to mature and become exercisable in accordance with paragraph (c) above and the holder may exercise the matured installments at any time within one year after such disability but in no event after the expiration date of the term of the option. In the event of the death of the holder of any option, each of the then outstanding options of such holder will immediately mature in full and become exercisable by the holder's legal representative at any time within a period of one year after death, but in no event after the expiration date of the term of the option.

          (f) Payment. Options may be exercised only upon payment to the Company in full of the purchase price of the shares to be delivered. Such payment shall be made in cash or in Stock, or in a combination of cash and Stock. The sum of the cash and the fair market value of such Stock shall be at least equal to the aggregate purchase price of the shares to be delivered.


7. Adjustment upon Changes in Stock

     If there shall be any change in the Stock subject to the Plan or to any option granted thereunder through a reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent option grants and in the purchase price of outstanding options to reflect such changes.


8. Merger, Consolidation or Liquidation

     At least 30 days prior written notice of a merger, consolidation or liquidation of the Company shall be given by the Company to each option holder, in which case vesting shall accelerate and all outstanding options shall become fully exercisable. Upon the occurrence of a merger, consolidation or liquidation of the Company, this Plan and all options then outstanding hereunder shall automatically terminate unless the surviving or acquiring corporation shall assume the outstanding options or substitute new options for them.


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9. Options Non-Assignable and Non-Transferable

     Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.


10. Limitation of Rights

     (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the director has a right to continue as a director for any period of time, or at any particular rate of compensation.

     (b) No Stockholder's Rights for Options. An optionee shall have no rights as a stockholder with respect to the shares covered by options granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.


11. Effective Date and Duration of Plan

     The Plan shall become effective immediately following approval by the stockholders at the 1993 Annual Meeting of Stockholders. The period during which option grants shall be made under the Plan shall terminate on the fourth business day following the 2003 Annual Meeting of Stockholders (unless the Plan is extended or terminated at an earlier date) but such termination shall not affect the terms of any then outstanding options.


12. Amendment, Suspension or Termination of the Plan

     The Board of Directors may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders, no revision or amendment shall change the selection or eligibility of directors to receive options under the Plan, the number of shares of Stock subject to any such options or the Plan, the purchase price thereunder, or materially increase the benefits accruing to participants under the Plan; and further provided that the Plan provisions relating to the amount, price and timing of option awards shall not be amended more than once every six months, other than to comport with changes under the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.


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13. Notice

     Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.


14. Use of Proceeds

     Proceeds from the sale of Stock pursuant to options granted under the Plan shall constitute general funds to the Company.


15. Fractional Shares

     No fractional shares of Stock shall be issued pursuant to options granted hereunder, but in lieu thereof, the cash value of such fraction shall be paid.


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